          (Letterhead of Cahill Gordon & Reindel)













                        August 31, 1998




Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


          Re:  Morgan Stanley Dean Witter Select Equity Trust,
               Select Global Series 98-5
               Select Global 30 Portfolio 98-5
               -------------------------------


Gentlemen:

          We have acted as special counsel for you as Depositor of the Morgan Stanley Dean Witter Select Equity Trust, Select Global Series 98-5, Select Global 30 Portfolio 98-5 (the "Trust"), in connection with the issuance under the Trust In-denture and Agreement, dated September 30, 1993, as amended, and the related Reference Trust Agreement, dated August 31, 1998 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Morgan Stanley Dean Witter Se-lect Equity Trust, Select Global Series 98-5, Select Global 30 Portfolio 98-5. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Rey-nolds Inc.

          Based upon the foregoing, we advise you that, in our opinion, when the indenture has been duly executed and deliv-ered on behalf of the Depositor and Trustee and when the Re-ceipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and bind-ing obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provi-sions thereof may be limited by applicable bankruptcy, insol-vency, reorganization, moratorium or other similar laws affect-ing creditors generally and by general equitable principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-61247) re-lating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such ref-erence does not constitute a consent under Section 7 of the Se-curities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regula-tions of the Commission thereunder.

                                   Very truly yours,



                                   CAHILL GORDON & REINDEL